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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)


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                                                                 YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------

                                                     1997      1998      1999       2000        2001
                                                   -------   -------   -------    -------     -------
Earnings:
Income before taxes and minority interests         $ 7,676   $11,604   $17,380    $13,539     $18,793
Add:  fixed charges                                  6,512    26,313    29,998     29,847      28,355
Deduct: interest capitalized                                                         (223)       (981)
                                                   -------   -------   -------    -------     -------
Earnings, as adjusted                              $14,188   $37,917   $47,378    $43,163     $46,167
                                                   =======   =======   =======    =======     =======

Computation of fixed charges:
   Interest, expensed and capitalized              $ 4,231   $23,779   $26,985    $26,834     $25,205
   Interest portion of rent expense                  2,281     2,534     3,013      3,013       3,150
                                                   -------   -------   -------    -------     -------
    Total fixed charges                            $ 6,512   $26,313   $29,998    $29,847     $28,355
                                                   =======   =======   =======    =======     =======
Ratio of earnings to fixed charges                     2.2x      1.4x      1.6x       1.4x        1.6x

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